Investor Contact:       Ken Jones
                        864-597-8658

Media Contact:          Debbie Atkins
                        864-597-8361



ADVANTICA COMPLETES FRD DIVESTITURE AND CHANGES NAME TO DENNY'S

SPARTANBURG, S.C., July 11, 2002 -- Advantica Restaurant Group, Inc.
(OTCBB: DINE) announced that it closed, effective yesterday, the divestiture of its subsidiary FRD Acquisition Co., which is the parent company of the Coco's and Carrows restaurant brands. The divestiture was completed through FRD's Chapter 11 reorganization proceedings. Pursuant to the plan of reorganization, FRD's unsecured creditors, who were generally the holders of FRD's 12 1/2% senior notes, received 100% of the reorganized equity of FRD.

        As part of the transaction, Advantica's subsidiary, Denny's, Inc., received a payment of $32,501,059 in connection with FRD's senior secured credit facility where Denny's was lender. Such payment represented all outstanding obligations under the facility less a $10,000,000 discount. This was the maximum amount payable to Denny's under the plan of reorganization and settlement agreement previously entered into between the parties and approved by the bankruptcy court.

        FRD's Letters of Credit under the prior credit facility remain outstanding. The letters of credit secure certain obligations of FRD and its subsidiaries under various insurance programs which are anticipated to be satisfied in the ordinary course of business. Denny's has agreed to continue to provide the cash collateral supporting these letters of credit (currently $5,707,197) for a fee until the letters of credit terminate or are replaced. Denny's also received a separate four-year note payable from reorganized FRD for continuing to provide the cash collateral.

        In connection with the divestiture, Advantica and FRD have entered into a Transition Services Agreement, whereby Advantica will continue to provide various management and support services for a fee over an initial term of up to one year.

        With the closing of the FRD divestiture, Advantica has now completed its transition from a restaurant holding company to a one-brand entity in Denny's. Accordingly, effective today Advantica will change its name to Denny's Corporation. In addition, starting tomorrow, the company's common stock will begin trading under the new ticker symbol "DNYY". The company's stock will continue to trade on the OTC bulletin board.

        Denny's is America's largest full-service family restaurant chain, operating directly and through franchisees over 1,700 Denny's restaurants in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico. For further information on the Company, including news releases, links to SEC filings and other financial information, please visit the Denny's website at www.dennys.com.

        Certain matters discussed in this release may constitute forward looking statements involving risks, uncertainties, and other factors that may cause the actual performance of Denny's Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements. Factors that could cause actual performance to differ materially from the performance indicated by such statements include, among others: the Company's ability to maintain continuity of operations; the competitive pressures from within the restaurant industry; the level of success of the Company's operating initiatives and advertising and promotional efforts; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; and other factors from time to time set forth in the Company's SEC reports, including but not limited to the discussion in Management's Discussion and Analysis and the risks identified in Exhibit 99 contained in the Company's Annual Report on Form 10-K for the year ended December 26, 2001 (and in the Company's subsequent quarterly reports on Form 10-Q).